Exhibit 99.2
VistaCare Provides Supplemental Information to Financial Results
SCOTTSDALE, Ariz., August 8 — VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today provided supplemental information to the financial results issued earlier today. The supplemental information provided is unaudited third quarter 2006 information.

Company Contact:	Investor Contacts:	Media Contact:
Henry Hirvela	Doug Sherk/Jenifer Kirtland	Steve DiMattia
Chief Financial Officer	EVC Group	EVC Group
(480) 648-4545	(415) 896-6820	(646) 277-8706
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net patient revenue	$59,914	$57,476	$175,475	$171,547
Operating expenses:
Patient care expenses	38,215	36,113	111,453	106,546
Sales, general and administrative expenses	20,623	19,026	61,675	57,382
Depreciation	636	507	1,875	1,440
Amortization	636	549	1,935	2,034

Total operating expenses	60,110	56,195	176,938	167,402

Operating (loss) income	(196)	1,281	(1,463)	4,145
Non-operating income (expense):
Interest income	338	381	1,017	849
Other expense	(77)	(176)	(317)	(480)

Total non-operating income, net	261	205	700	369

Net income (loss) before income taxes	65	1,486	(763)	4,514
Income tax expense (benefit)	258	506	(21)	1,695

Net (loss) income	$(193)	$980	$(742)	$2,819

Net (loss) income per share:
Basic net (loss) income per share	$(0.01)	$0.06	$(0.05)	$0.17

Diluted net (loss) income per share	$(0.01)	$0.06	$(0.05)	$0.17

Weighted average shares outstanding:
Basic	16,408	16,362	16,387	16,299

Diluted	16,408	16,909	16,387	16,899

VISTACARE, INC.
BALANCE SHEET AND CASH FLOWS
FOR THE PERIOD ENDING JUNE 30, 2006
($000s)
Selected Balance Sheet Accounts:

6/30/2006
Cash	16,657
Investments	27,961
Accounts Receivable	32,181
Accounts Payable	914
Equity	88,259
Cash flow:

6/30/2006
Cash, beginning (3/31/06)	13,400
Operating activities	4,422
Investing activities	(1,345)
Financing activities	180
Cash, end of period (6/30/06)	16,657